Exhibit 99.1

CONTACT:                                                                                                                          FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 1st QUARTER SALES AND EARNINGS
Gross Margin Improvement Drives Higher Profitability in
Direct To Consumer Segments

GREENWICH, CT, USA, May 31, 2007: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the first quarter ended April 30, 2007 declined approximately 3% to $270.4 million compared to $280.2 million for the prior year period.  First quarter sales growth in PartyLite’s international markets was offset by lower sales in PartyLite’s U.S. market.  In addition, sales growth in the Catalog & Internet segment partially offset lower sales in the Company’s Wholesale segment.  Foreign exchange had a 2 percentage point favorable impact on first quarter Net Sales.  International sales represented 32% of total sales in the first quarter this year and 27% last year, reflecting strong growth overall in PartyLite’s international markets.

Operating Profit for the first quarter increased 18% to $16.7 million this year versus $14.1 million last year, reflecting gross margin improvement and cost management initiatives in the Company’s Direct Selling and Catalog & Internet segments.  Earnings from continuing operations for the quarter increased 44% to $11.7 million compared to Earnings from continuing operations of $8.1 million for the prior year period.

Net Earnings for the first quarter were $11.7 million versus a Net Loss of $30.6 million a year earlier.  Last year’s loss includes a charge of $40.7 million pre-tax, equating to $38.8 million after tax, or $0.95 per share on the sale and discontinued operations of Blyth’s European Wholesale businesses.  Diluted Earnings Per Share from continuing operations for the first quarter this year were $0.30 compared to $0.20 a year earlier.  Diluted Earnings Per Share for the quarter were $0.30 per share this year compared to a loss of $0.75 per share last year, which reflects last year’s loss from discontinued operations related to Blyth’s European wholesale businesses.

Several items impacted Blyth’s reported quarterly results this year and last year:

•                  As previously announced, Blyth sold its Blyth HomeScents International (BHI) North American mass channel candle business at the end of the first quarter.  The sale resulted in a pre-tax loss of $0.5 million, which equates to $0.3 million after tax or $0.01 per share.  Included in the sale were working capital net assets, as well as fixed assets and leases related to the Memphis, Tennessee distribution facility and Bentonville, Arkansas operations.  Blyth retained all other offices and its Elkin, North Carolina manufacturing and distribution facilities, which produce the Company’s premium wholesale Colonial Candle brand product, and continues to manufacture and distribute candles under a transition services agreement for the company that acquired BHI;

•                  BHI’s operating loss this quarter of $1.1 million pre-tax, which equates to $0.7 million after tax or $0.02 per share and compares to a $0.1 million after tax operating loss last year;

•                  A pre-tax restructuring charge of $0.8 million this year, equating to $0.5 million after tax or $0.01 per share, related to previously-announced restructuring activities in the North American wholesale candle business;

•                  A pre-tax restructuring charge $0.5 million this year, equating to $0.3 million after tax or $0.01 per share, related to previously-announced restructuring activities within PartyLite; and

•                  Discontinued operations from last year.

Excluding the aforementioned items, earnings per share from continuing operations would have been $0.34 this year and $0.20 last year.

Also recorded in this year’s first quarter was a previously-anticipated $2.4 million tax expense, or $0.06 per share, on unremitted foreign earnings of subsidiaries resulting from a change in the treatment of earnings previously considered to be permanently reinvested outside of the United States.  This change is a direct result of the disposition of the European Wholesale businesses in fiscal 2007.

A summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  Investors are reminded that the Company restated its prior year financial results in its second quarter 10-Q filing last year following the classification of its European wholesale businesses as discontinued operations.  Thus the attached non-GAAP table includes restated first quarter financials from fiscal year 2007.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Blyth’s normalized earnings per share improved significantly over prior year and benefited from higher gross margins in our direct to consumer businesses driven by price increases and a favorable product mix.  In addition, last year’s debt reduction resulted in lower interest expense.  Management company-wide also continued to streamline operations and contain costs, all resulting in profit improvement versus last year.”

Mr. Goergen continued, “In addition to improved first quarter profitability, the divestiture of our North American mass channel candle business during the first quarter has narrowed our focus to our core direct to consumer and premium wholesale businesses, as well as the Sterno Group.”

In the Direct Selling segment, first quarter net sales declined 3% to $160.2 million versus $165.0 million for the same period last year due to a sales decline of 14% in PartyLite’s U.S. market.  Active independent sales Consultants now total over 21,000 in the U.S. versus over 24,000 in last year’s first quarter.  Management remains focused on training and sales initiatives that support its programs to improve sales momentum for existing sales Consultants and ensure the success of new sales Consultants.

In PartyLite Canada, sales increased 10% in local currency during the quarter, which translated into 9% sales growth on a reported basis, with active independent sales Consultants totaling more than 4,000 this year and last year.  PartyLite Europe’s sales increased 8% in local currencies during the quarter, which translated into a sales growth of 17% on a reported basis.  Strong sales growth in PartyLite’s newest European markets offset a decline in the German market, which management believes was influenced by the 19% increase in the Value Added Tax, or VAT, which went into effect in January and is believed temporarily to have had a materially negative impact on consumer discretionary spending.  PartyLite’s European active independent sales Consultants increased to over 16,000 in this year’s first quarter versus over 15,000 in last year’s first quarter.

First quarter operating profit in the Direct Selling segment increased to $26.9 million from $20.6 million in the same period last year and was driven by improvements in PartyLite’s gross profit margin, which were partially offset by double-digit cost increases for paraffin wax.  Included in this quarter’s segment operating results is the aforementioned $0.5 million pre-tax restructuring charge.

In the Catalog & Internet segment, first quarter net sales increased 9% to $39.9 million due to increased sales for Boca Java, an on-line premium gourmet coffee and tea retailer, and year over year growth in certain of the Miles Kimball Company catalogs.  First quarter operating loss in this segment was $2.2 million versus an operating loss of $3.8 million in the same period last year and was driven by gross margin improvement in the Miles Kimball Company.  The segment operating loss reflects the seasonality of the Miles Kimball Company, as well as ongoing investment spending in the Boca Java business.

In the Wholesale segment, first quarter net sales declined approximately 11% to $70.2 million versus $78.8 million for the same period last year due to overall soft sales in this channel and a planned sales reduction in the mass candle business.  First quarter operating loss in the Wholesale segment was $8.1 million compared to last year’s first quarter operating loss of $2.7 million.  Sales volume declines, a mix shift towards close out home décor products and higher commodity costs led to lower results than last year’s first quarter.  Included in this year’s segment results are the following aforementioned items:

•                  The pre-tax loss on the sale of BHI of $0.5 million

•                  A pre-tax restructuring charge of $0.8 million related to previously-announced restructuring in the North American wholesale candle business

•                  BHI’s pre-tax operating loss of $1.1 million.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on June 1st at 4:00 pm EST.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events), risks associated with legislation proposed by the Federal Trade Commission and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007.

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BLYTH, INC.
Consolidated Statements of Earnings (Loss)
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months
	Ended April 30,	Ended April 30,
	2007	2006
Net sales	$270,367	$280,247
Cost of goods sold	128,663	138,913
Gross profit	141,704	141,334
Selling	93,649	97,112
Administrative and other	31,399	30,159
	125,048	127,271
Operating profit	16,656	14,063

Other expense (income)
Interest expense	3,721	4,701
Interest income	(1,989)	(1,786)
Foreign exchange and other	(548)	(489)
	1,184	2,426

Earnings from continuing operations before income taxes and minority interest	15,472	11,637
Income tax expense	3,713	3,459
Earnings from continuing operations before minority interest	11,759	8,178
Minority interest	27	34
Earnings from continuing operations	11,732	8,144
Loss from discontinued operations, net of income tax benefit of $(1,924) in 2006	—	(38,753)
Net earnings (loss)	$11,732	$(30,609)

Basic:
Earnings from continuing operations per common share	$0.30	$0.20
Loss from discontinued operation per common share	—	(0.95)
Net earnings (loss) per common share	$0.30	$(0.75)
Weighted average number of shares outstanding	39,313	40,803

Diluted:
Earnings from continuing operations per common share	$0.30	$0.20
Loss from discontinued operation per common share	—	(0.95)
Net earnings (loss) per common share	$0.30	$(0.75)
Weighted average number of shares outstanding	39,672	40,803

Consolidated Balance Sheets*
(In thousands)
(Unaudited)

	April 30, 2007	April 30, 2006
Assets
Cash and Cash Equivalents	$125,217	$127,202
Short Term Investments	126,300	122,100
Accounts Receivable, Net	45,986	93,921
Inventories	125,774	227,763
Property, Plant & Equipment, Net	154,370	209,594
Other Assets	200,865	262,073
	$778,512	$1,042,653

Liabilities and Stockholders’ Equity
Bank and Other Debt	$14,190	$108,551
Bond Debt	197,586	249,508
Other Liabilities	199,263	235,531
Stockholders’ Equity	367,473	449,063
	$778,512	$1,042,653

*                    The April 30, 2007 balance sheet above does not include the impact of adoption of FIN 48, “Accounting for Uncertainty in Income Taxes”, as the Company has not yet completed its analysis.

BLYTH, INC.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 30, 2007		April 30, 2006
	Dollars	EPS	Dollars	EPS
Non-GAAP earnings from continuing operations excluding tax on unremitted foreign earnings of subsidiaries, loss on sale of Blyth HomeScents International (“BHI”), loss from operations of BHI, restructuring charges of BHI and restructuring charges of PartyLite	$16,028	$0.40	$8,256	$0.20

Non-GAAP tax on unremitted foreign earnings of subsidiaries	(2,449)	(0.06)	—	—
Non-GAAP ongoing earnings	13,579	0.34	8,256	0.20

Non-GAAP loss on sale of BHI	(323)	(0.01)	—	—

Non-GAAP loss from operations of BHI	(709)	(0.02)	(112)	(0.00)

Non-GAAP restructuring charges BHI	(480)	(0.01)	—	—

Non-GAAP restructuring charges PartyLite	(335)	(0.01)	—	—
GAAP Earnings from continuing operations	11,732	0.30	8,144	0.20

GAAP Earnings (loss) from discontinued operations net of income taxes	—	—	(38,753)	(0.95)
GAAP Net earnings/(loss)	$11,732	$0.30	$(30,609)	$(0.75)